Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, April 25, 2013
7:30 a.m. CDT

TELEVISION COMPANY BELO CORP. (BLC) REPORTS EARNINGS FOR FIRST QUARTER 2013

DALLAS – Television company Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.16 in the first quarter of 2013 compared to net earnings per share of $0.14 in the first quarter of 2012.

Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “The Company’s total revenue grew almost 3 percent in the first quarter of 2013 compared to the first quarter of 2012, with gains in core spot and total spot revenue. Also, our ongoing investments in interactive products and services contributed to a 22 percent increase in Internet revenue.

“Combined station and corporate operating costs were 4.1 percent higher in the first quarter of 2013 compared to the first quarter of 2012 due primarily to higher share-based compensation expense associated with the Company’s higher stock price and higher programming expense.

“Our station-adjusted EBITDA totaled $56.1 million in the first quarter of 2013 compared to $54.9 million in the first quarter of 2012. Our station-adjusted EBITDA margin was 35 percent.”

First Quarter in Review

Operating Results

Total revenue of $160.3 million in the first quarter of 2013 was $4.4 million, or 2.8 percent, higher than the first quarter of 2012.

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Belo Announces First Quarter 2013 Earnings

April 25, 2013

Page Two

Core spot revenue was up about 2 percent with a 7 percent increase in national spot revenue and 1 percent decrease in local spot revenue. Super Bowl revenue was approximately $1.4 million higher in the first quarter of 2013 versus the first quarter of 2012. Core spot revenue growth came primarily from strength in the automotive, retail and telecommunications categories, partially offset by lower spending in the healthcare, restaurants and entertainment categories. Political revenue in the first quarter of 2013 totaled $0.6 million, which was $1 million lower than the first quarter of 2012. Total spot revenue, including political, was up 1 percent in the first quarter of 2013 compared to the first quarter of 2012.

Other revenue, which is comprised primarily of Internet advertising, retransmission revenue, and barter and trade advertising, was up 11 percent in the first quarter of 2013 compared to the first quarter of 2012, including a 22 percent increase in Internet advertising revenue and an 8 percent increase in retransmission revenue.

Station salaries, wages and employee benefits were basically flat in the first quarter of 2013 compared to the first quarter of 2012. Station programming and other operating costs in the first quarter of 2013 were up $3.3 million compared to the first quarter of 2012 due to higher programming expense associated with reverse compensation and higher sales-related costs associated with the Company’s increase in revenue.

Corporate

Corporate operating costs were $1.1 million higher in the first quarter of 2013 compared to the first quarter of 2012, mostly due to higher share-based compensation expense associated with the increase in the Company’s stock price.

Other Items

Belo’s depreciation expense totaled $7 million in the first quarter of 2013, down from $7.5 million in the first quarter of 2012.

The Company’s interest expense of $14.6 million in the first quarter of 2013 was $3 million lower than the first quarter of 2012 due primarily to lower debt levels associated with the early redemption of the Company’s May 2013 notes in November of 2012.

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Belo Announces First Quarter 2013 Earnings

April 25, 2013

Page Three

Income tax expense increased $1.4 million in the first quarter of 2013 compared to the first quarter of 2012 due primarily to higher pre-tax earnings.

Total debt at March 31, 2013 was $720 million. The Company had $7.8 million drawn on its credit facility and $5.1 million in cash and temporary cash investments at March 31, 2013. The Company’s total leverage ratio, as defined in the Company’s credit facility, was 2.7 times at March 31, 2013. Belo invested $4.7 million in capital expenditures in the first quarter of 2013.

Non-GAAP Financial Measures

A reconciliation of station-adjusted EBITDA to earnings from operations is set forth in an exhibit to this release.

Outlook

Looking forward, Shive said, “Based on recent pacings, we currently estimate core spot revenue to be up 2 to 2.5 percent in the second quarter of 2013 compared to the second quarter of 2012. As we cycle against $9.5 million of political revenue in the second quarter of last year, we currently estimate total revenue to be down 1.5 to 2 percent in the second quarter of 2013, with total revenue excluding political estimated to be up 3 to 3.5 percent. Combined station and corporate operating costs are currently estimated to be up around 4 percent in the second quarter of 2013 when compared to the second quarter of 2012.”

A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 10:00 a.m. CDT this morning. The conference call will be simultaneously webcast on Belo Corp.’s website (www.belo.com/invest). Following the conclusion of the webcast, a replay of the conference call will be archived on Belo’s website. To access the listen-only conference lines, dial 1-866-269-9608. A replay line will be open from 12:00 p.m. CDT on April 25, 2013 until 11:59 p.m. CDT on May 9, 2013. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 288408.

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Belo Announces First Quarter 2013 Earnings

April 25, 2013

Page Four

About Belo Corp.

Television company Belo Corp. (NYSE: BLC) owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Assistant Treasurer, at 214-977-4465.

Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, dividends, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those predicted in any such forward-looking statement. Belo undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Such risks, uncertainties and other factors include, but are not limited to, uncertainties regarding the changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by viewership measurement services; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems and devices to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes, including changes regarding spectrum; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.

Consolidated Statements of Operations

	Three months ended
	March 31,
In thousands, except per share amounts	2013	2012
	(unaudited)	(unaudited)
Net Operating Revenues	$160,338	$155,898
Operating Costs and Expenses
Station salaries, wages and employee benefits	55,634	55,699
Station programming and other operating costs	48,647	45,317
Corporate operating costs	8,880	7,732
Depreciation	6,976	7,462

Total operating costs and expenses	120,137	116,210
Earnings from operations	40,201	39,688
Other Income and (Expense)
Interest expense	(14,613)	(17,662)
Other income, net	682	501

Total other income and (expense)	(13,931)	(17,161)
Earnings before income taxes	26,270	22,527
Income tax expense	9,603	8,235

Net earnings	16,667	14,292
Less: Net (loss) attributable to noncontrolling interests	(5)	—

Net earnings attributable to Belo Corp.	$16,672	$14,292

Net earnings per share—Basic	$0.16	$0.14

Net earnings per share—Diluted	$0.16	$0.14

Weighted average shares outstanding
Basic	103,567	103,934
Diluted	104,174	104,257
Dividends declared per share	$0.08	$0.08

Belo Corp.

Consolidated Condensed Balance Sheets

	March 31,	December 31,
In thousands	2013	2012
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$5,086	$9,437
Accounts receivable, net	135,878	140,605
Other current assets	16,769	17,757

Total current assets	157,733	167,799
Property, plant and equipment, net	144,082	146,522
Intangible assets, net	725,399	725,399
Goodwill	423,873	423,873
Other assets	35,371	35,999

Total assets	$1,486,458	$1,499,592

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$14,580	$20,348
Accrued expenses	33,418	42,057
Short-term pension obligation	20,000	20,000
Accrued interest payable	14,146	9,123
Income taxes payable	7,665	9,043
Dividends payable	8,332	8,331
Deferred revenue	3,392	2,911

Total current liabilities	101,533	111,813
Long-term debt	720,014	733,025
Deferred income taxes	261,708	257,864
Pension obligation	81,415	86,590
Other liabilities	10,357	10,576
Total shareholders’ equity	311,431	299,724

Total liabilities and shareholders’ equity	$1,486,458	$1,499,592

Belo Corp.

Non-GAAP to GAAP Reconciliations

Station-Adjusted EBITDA

	Three months ended
	March 31,
In thousands (unaudited)	2013	2012
Station-Adjusted EBITDA (1)	$56,057	$54,882
Corporate operating costs	(8,880)	(7,732)
Depreciation	(6,976)	(7,462)

Earnings from operations	$40,201	$39,688

Note 1:	Belo’s management uses Station-Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station-Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).